                                                                EXHIBIT 10.10

                     AMENDMENT NO. 1 TO CONSULTING AGREEMENT

     This Amendment No. 1 to Consulting Agreement, dated as of June 18, 1999 (this "AGREEMENT"), is between James Hembree ("THE CONSULTANT") and Endless Youth Products, Inc., a Nevada Corporation (the "COMPANY").

     The Consultant and the Company wish to amend their Consulting Agreement dated August 4, 1997 (the "CONSULTING AGREEMENT"), as follows:

     1. Consultant shall continue to provide consulting services from time to time to the Company. In particular, Consultant shall provide consulting services with respect to design, manufacturing and marketing the Company's supplement, skin care and other products; introductions to potential vendors, consultants and financing sources; marketing consulting, including without limitation consulting with respect to the Company's internet site; and other consulting services with respect to the Company's business.

     2. In addition to the compensation set forth in the original Consulting Agreement, Consultant shall be entitled to receive warrants to purchase 64,500 shares of the Company's Common Stock at a purchase price of $0.625 per share and warrants to purchase 24,000 shares of Common Stock at a purchase price of $0.9375 per share. Such warrants shall be issued as of the date of this Amendment, and expire on June 29, 2001.

     3. In consideration of Consultant continuing to serve on the Board of Directors of the Company, the Consultant shall be entitled to receive nonqualified options under the Company's 1996 Stock Option Plan to purchase 20,000 shares of Common Stock per year at a purchase price equal to the market price of the Common Stock on the date of grant. Such options will expire five years from the date of grant and shall vest immediately.

     4. All warrants, shares of Common Stock and options issued to the Consultant pursuant to this Amendment No. 1, to the extent they so qualify, shall be issued under Rule 701 under the Securities Act of 1933.

     5. Except as set forth in this Agreement, the Consulting Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company and the Consultant have executed this Amendment No. 1 as of the date first written above.

ENDLESS YOUTH PRODUCTS, INC.,

By:  /s/ Neal K. Wallach                       /s/ James Hembree
    --------------------------------      ------------------------------------
        Neal K. Wallach, Chief                      James Hembree
        Executive Officer